Exhibit 10.9

Notice of Restricted Stock Unit Grant

Participant:	[Participant Name]

Company:	First American Financial Corporation

Notice:	You have been granted the following Restricted Stock Units in accordance with the terms of the Plan and the Restricted Stock Unit Award Agreement (the “Award Agreement”) attached hereto.

Type of Award:	Restricted Stock Units

Plan:	First American Financial Corporation 2010 Incentive Compensation Plan

Grant:	Date of Grant: June 1, 2010
Restricted Stock Units: [ ]

Period of Restriction:	As specified in the Award Agreement.

Rejection:	If you wish to accept this Restricted Stock Unit Award, please access Fidelity NetBenefits® at www.netbenefits.com and follow the steps outlined under the “Accept Grant” link at any time within forty-five (45) days after the Date of Grant. If you do not accept your grant via Fidelity NetBenefits® within forty-five (45) days after the Date of Grant, you will have rejected this Restricted Stock Unit Award.

© First American Financial Corporation 2010

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”), dated as of the Date of Grant set forth in the Notice of Restricted Stock Unit Grant attached hereto (the “Grant Notice”), is made between First American Financial Corporation (the “Company”) and the Participant set forth in the Grant Notice. The Grant Notice is included in and made part of this Agreement.

1. Definitions.

Capitalized terms used but not defined in this Agreement (including the Grant Notice) have the meaning set forth in the Plan.

“Cause,” shall be defined as: (i) embezzlement, theft or misappropriation by the Participant of any property of any of the Company or its affiliates; (ii) Participant’s breach of any fiduciary duty to the Company or its affiliates; (iii) Participant’s failure or refusal to comply with laws or regulations applicable to the Company or its affiliates and their businesses or the policies of the Company and its affiliates governing the conduct of its employees or directors; (iv) Participant’s gross incompetence in the performance of Participant’s job duties; (v) commission by Participant of a felony or of any crime involving moral turpitude, fraud or misrepresentation; (vi) the failure of Participant to perform duties consistent with a commercially reasonable standard of care; (vii) Participant’s failure or refusal to perform Participant’s job duties or to perform specific directives of Participant’s supervisor or designee, or the senior officers or Board of Directors of the Company; or (viii) any gross negligence or willful misconduct of Participant resulting in loss to the Company or its affiliates, or damage to the reputation of the Company or its affiliates.

“Outstanding Restricted Stock Units” shall mean the number of Restricted Stock Units specified in the Grant Notice reduced by any Restricted Stock Units for which the Period of Restriction has lapsed and/or any Restricted Stock Units which have been cancelled or otherwise terminated.

2. Grant of the Restricted Stock Units.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, a right to receive the number of Shares set forth in the Grant Notice (“Restricted Stock Units”).

3. Dividend Equivalents.

Each Outstanding Restricted Stock Unit shall accrue Dividend Equivalents with respect to dividends that would otherwise be paid on the Shares underlying such Restricted Stock Units during the period from the Grant Date to the date such Shares are delivered in accordance with Section 6. As of any date that the Company pays any cash dividend on its Shares, the Company shall credit the Participant with any additional number of Restricted Stock Units equal to:

(a) the product resulting from the multiplication of the per Share cash dividend paid by the Company on its common stock on such date by the total number of Outstanding Restricted Stock Units subject to the Award as of the related dividend payment record date (including any Dividend Equivalents previously credited hereunder), divided by

(b) the Fair Market Value.

Any Restricted Stock Units credited pursuant to this Section 3 shall be subject to the same Period of Restriction, payment, delivery and other terms, conditions as restrictions as the original Restricted Stock Units to which they relate. Any such crediting of Dividend Equivalents shall be conclusively determined by the Committee.

© First American Financial Corporation 2010

Calculations made in this Agreement with respect to Restricted Stock Units (other than this Section 3), including, without limitation, Sections 4(a), 4(f) and 5(a), are made on the Restricted Stock Units specified in the Grant Notice or Outstanding Restricted Stock Units, as applicable, and not on any Dividend Equivalents, provided, that any adjustment to or any determination as to the Period of Restriction on such Restricted Stock Units or Outstanding Restricted Stock Units shall apply in the same fashion to the related Dividend Equivalents. For purposes of illustration only, the computation in Section 4 below of the number of Restricted Stock Units as to which the Period of Restriction elapses on Date II and Date III shall be initially computed without regard to Dividend Equivalents; once the correct number of Restricted Share Units is calculated, however, the actual Shares to be delivered shall be determined by increasing the number of Restricted Stock Units by an amount that reflects the Dividend Equivalents that would be credited on such Shares through Date II or Date III, respectively.

4. Performance Criteria; Vesting.

(a) The Period of Restriction applicable to the Restricted Stock Units shall commence on the Date of Grant and shall lapse as follows:

(i) On June 1, 2013 (“Date I”), in an amount equal to the product resulting from the multiplication of the total Restricted Stock Units specified in the Grant Notice and the Target Decimal for Date I;

(ii)	On June 1, 2014 (“Date II”), in an amount equal to

(A)	the product resulting from the multiplication of the total Restricted Stock Units specified in the Grant Notice and the Target Decimal for Date II, minus

(B)	any Restricted Stock Units for which the Period of Restriction lapsed pursuant to Section 4(a)(i);

(iii)	On June 1, 2015 (“Date III”), in an amount equal to

(A)	the product resulting from the multiplication of the total Restricted Stock Units specified in the Grant Notice and the Target Decimal for Date III, minus

(B)	any Restricted Stock Units for which the Period of Restriction lapsed pursuant to Sections 4(a)(i) and (ii).

(b) For purposes of this Agreement, a “Measurement Date” means any of Date I, Date II or Date III.

(c) For purposes of this Agreement, “TSR” means with respect to any period from the Date of Grant up to and including the applicable Measurement Date, the highest 20 Trading Day average of the amount (expressed as a decimal) resulting from the calculation (on each Trading Day) of the following formula:

where:

(i)	“CSP” equals the last sale price reported for a Share on the New York Stock Exchange on such day;

(ii)	“ASP” equals an amount equal to the average of the last sale price reported for the Shares on the New York Stock Exchange for all Trading Days from and including June 2, 2010 to and including July 31, 2010; and

(ii)	“DIV” equals the aggregate cash dividends per Share paid by the Company from June 2, 2010 through and including such day.

© First American Financial Corporation 2010

(d) For purposes of this Agreement, “Trading Day” means any day on which the New York Stock Exchange is open for trading for at least 5 hours.

(e) For purposes of this Agreement, “Target Decimal” means:

(i)	For Date I, if

(A)	TSR is less than 0.331, zero (0).

(B)	if TSR is equal to or greater than 0.331, the amount resulting from the calculation of the following formula:

where (1) “u” equals TSR minus 0.331 (provided that “u” shall not exceed 0.405) and (2) “v” equals 0.074;

(ii)	For Date II, if

(A)	TSR is less than 0.464, zero (0).

(B)	if TSR is equal to or greater than 0.464, the amount resulting from the calculation of the following formula:

where (1) “w” equals TSR minus 0.464 (provided that “w” shall not exceed 0.574) and (2) “x” equals 0.110;

(iii)	For Date III, if

(A)	TSR is less than 0.611, zero (0).

(B)	if TSR is equal to or greater than 0.611, the amount resulting from the calculation of the following formula:

where (1) “y” equals TSR minus 0.611 (provided that “y” shall not exceed 0.762) and (2) “z” equals 0.151;

(f) Subject to the terms of the Plan and the remaining provisions of this Section 4(f), all Outstanding Restricted Stock Unit as of the Participant’s Termination shall be immediately forfeited. Notwithstanding the foregoing to the contrary, in the event the Participant’s Termination is due to his or her death, Disability or Termination by the Company, a Subsidiary or an Affiliate without Cause, the Participant shall be entitled to receive a prorated number of Restricted Stock Units in an amount equal to (X) the product resulting from the multiplication of the Restricted Stock Units originally granted hereunder by a fraction the numerator of which is the total number of days elapsed between June 1, 2010 and the date of such Termination and the denominator of which is 1,826, minus (Y) any Restricted Stock Units for which the Period of Restriction has lapsed pursuant to Section 4(a). Notwithstanding the preceding sentence, the lapse of any Period of Restriction with respect to such Restricted Stock Units shall remain subject to Sections 4(a) and 5. After the adjustment contemplated above in this Section 4(f), for all purposes under this Agreement the number of Restricted Stock Units originally granted under this Agreement shall be deemed to be the number resulting from the calculation set forth in Section 4(f)(X).

(i) Notwithstanding the preceding sentences of Section 4(f), in the event of the Participant’s Termination due to his or her Disability or Termination by the Company, a

© First American Financial Corporation 2010

Subsidiary or an Affiliate without Cause, the Participant shall be entitled to receive such prorated number of Restricted Stock Units only if he or she has signed and delivered to the Company a signed separation agreement (in the form established by the Company) within 60 days of such Termination (or such longer period of time required by applicable law) and such separation agreement is not subsequently revoked.

(ii) In the event of Participant’s Termination for any other reason, including, without limitation, for Cause or voluntarily by the Participant for any reason (including retirement), any Outstanding Restricted Stock Units shall be immediately forfeited.

5. Change of Control.

(a) In the event of a Change of Control the Outstanding Restricted Stock Units as of the date of such Change of Control to which the Participant may subsequently be entitled to receive shall be adjusted as follows:

(i) if the TSR as of the date of such Change of Control (the “COC TSR”) is less than the amount resulting from the calculation of the following formula (the “Threshold COC Target”), then all Outstanding Restricted Stock Units shall be immediately forfeited:

or

(ii) if the COC TSR equals the Threshold COC Target, then the Outstanding Restricted Stock Units shall be adjusted to an amount equal to

(X) 50% of the Restricted Stock Units specified in the Grant Notice minus

(Y) the amount of any Restricted Stock Units for which the Period of Restriction lapsed pursuant to Section 4(a),

and the Period of Restriction with respect to such Restricted Stock Units shall lapse as provided in Section 5(b) (notwithstanding anything in Section 4(a) to the contrary);

or

(iii) if the COC TSR equals or exceeds the amount resulting from the calculation of the following formula (the “High COC Target”), then the Outstanding Restricted Stock Units shall be adjusted to an amount equal to the Outstanding Restricted Stock Units minus the amount of any Restricted Stock Units for which the Period of Restriction lapsed pursuant to Section 4(a), and the Period of Restriction with respect to such Restricted Stock Units shall lapse as provided in Section 5(b) (notwithstanding anything in Section 4(a) to the contrary):

or

© First American Financial Corporation 2010

(iv) in the event the COC TSR is less than the High COC Target and greater than the Threshold COC Target, then the Outstanding Restricted Stock Units shall be adjusted to an amount equal to

(X) the product resulting from the multiplication of the number of Restricted Stock Units specified in the Grant Notice by the decimal resulting from the calculation of the following formula minus

(Y) the amount of any Restricted Stock Units for which the Period of Restriction lapsed pursuant to Section 4(a),

and the Period of Restriction with respect to any such Restricted Stock Units shall lapse as provided in Section 5(b) (notwithstanding anything in Section 4(a) to the contrary):

For purposes of this Section 5(a):

(1)	“ASP” equals the amount provided in Section 4(c)(2), above;

(2)	“n” equals an amount equal (expressed to three decimal places) the quotient resulting from the division of (I) the number of days between and including June 1, 2010 and the date on which the Change of Control occurs by (II) 365;

(3)	“f” equals the COC TSR;

(4)	“g” equals the Threshold COC Target;

(5)	“h” equals the High COC Target.

(b) Following the adjustment set forth in Section 5(a), the Period of Restriction for any Outstanding Restricted Stock Units shall lapse as follows:

(i) if the Participant has not experienced a Termination and the Change of Control occurs on or before Date I, 33% on Date I, 34% on Date II and the balance on Date III; or

(ii) if the Participant has not experienced a Termination and the Change of Control occurs after Date I and on or before Date II, 50% on Date II and 50% on Date III,; or

(iii) if the Participant has not experienced a Termination and the Change of Control occurs after Date II and on or before Date III, 100% on Date III, assuming continued employment through such date; or

(iv) if as a result of such Change of Control the Company ceases to publicly trade on the New York Stock Exchange (or other comparable national exchange in the United States of America) or the Company is not the surviving company as a result of such Change of Control and the surviving Company does not trade on the New York Stock Exchange (or other comparable national exchange in the United States of America) or the Company is not the surviving Company and the surviving Company refuses to assume the Company’s obligations under this Agreement, immediately upon such Change of Control; or

(v) immediately following the Participant’s Termination following a Change of Control due to his or her death, Disability or Termination by the Company (or a

© First American Financial Corporation 2010

successor in interest), a Subsidiary or an Affiliate without Cause; provided in the event of the Participants Termination due to his or her Disability or Termination by the Company (or a successor in interest), a Subsidiary or an Affiliate without Cause, the Participant has signed and delivered to the Company a signed separation agreement (in the form established by the Company) within 60 days of such Termination (or such longer period of time required by applicable law) and such separation agreement is not subsequently revoked; provided, further, that if the Participant’s Termination following a Change of Control is for a reason other than his or her death, Disability or Termination by the Company (or a successor in interest), a Subsidiary or an Affiliate without Cause, then all Outstanding Restricted Stock Unit as of such Termination shall be immediately forfeited; or

(vi) immediately upon a Change of Control if, prior to such Change of Control, the Participant experienced a Termination due to his or her death, Disability or Termination by the Company (or a successor in interest), a Subsidiary or an Affiliate without Cause, provided in the event of the Participants Termination due to his or her Disability or Termination by the Company (or a successor in interest), a Subsidiary or an Affiliate without Cause, the Participant had signed and delivered to the Company a signed separation agreement (in the form established by the Company) within 60 days of such Termination (or such longer period of time required by applicable law) and such separation agreement was not subsequently revoked.

For the purpose of Section 5(b)(iv), a surviving company shall only be deemed to have assumed the Company’s obligations under this Agreement if it substitutes equivalent or better (from the perspective of the Participant) restricted stock units in the surviving company’s stock for the Outstanding Restricted Stock Units.

6. Delivery of Shares.

As soon as reasonably practicable following the lapse of the applicable portion of the Period of Restriction, but in no event later than 60 days following the date of such lapse, the Company shall cause to be delivered to the Participant the full number of Shares underlying the Restricted Stock Units as to which such portion of the Period of Restriction has so lapsed, together with Shares comprising all accrued Dividend Equivalents with respect to such Restricted Stock Units, subject to satisfaction of applicable tax withholding obligations with respect thereto pursuant to Article XVII of the Plan; provided, however, that if the Participant’s Termination occurs due to Disability, such delivery of Shares shall be delayed for six months from the date of such Participant’s Termination if the Participant is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) and if necessary to avoid the imposition of taxes on the Participant pursuant to Section 409A of the Code.

7. No Ownership Rights Prior to Issuance of Shares.

Neither the Participant nor any other person shall become the beneficial owner of the Shares underlying the Restricted Stock Units, nor have any rights to dividends (other than the right to Dividend Equivalents pursuant to Section 3) or other rights as a shareholder with respect to any such Shares, until and after such Shares have been actually issued to the Participant and transferred on the books and records of the Company or its agent in accordance with the terms of the Plan and this Agreement.

8. Detrimental Activity.

(a) Notwithstanding any other provisions of this Agreement to the contrary, if at any time prior to the delivery of Shares with respect to the Restricted Stock Units, the Participant engages in Detrimental Activity, such Restricted Stock Units shall be cancelled and rescinded without any payment or consideration therefor. The determination of whether the Participant has engaged in Detrimental Activity shall be made by the Committee in its good faith discretion, and lapse of the Period of Restriction and delivery of Shares with respect to the Restricted Stock Units shall be suspended pending resolution to the Committee’s satisfaction of any investigation of the matter.

(b) For purposes of this Agreement, “Detrimental Activity” means at any time (i) using information received during the Participant’s employment with the Company and/or its Subsidiaries and

© First American Financial Corporation 2010

Affiliates relating to the business affairs of the Company or any such Subsidiaries or Affiliates, in breach of the Participant’s express or implied undertaking to keep such information confidential; (ii) directly or indirectly persuading or attempting to persuade, by any means, any employee of the Company or any of its Subsidiaries or Affiliates to breach any of the terms of his or her employment with Company, its Subsidiaries or its Affiliates; (iii) directly or indirectly making any statement that is, or could be, disparaging of the Company or any of its Subsidiaries or Affiliates, or any of their respective employees (except to the extent necessary to respond truthfully to any inquiry from applicable regulatory authorities or to provide information pursuant to legal process); (iv) directly or indirectly engaging in any illegal, unethical or otherwise wrongful activity that is, or could be, substantially injurious to the financial condition, reputation or goodwill of the Company or any of its Subsidiaries or Affiliates; or (v) directly or indirectly engaging in an act of misconduct such as, embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any of its Subsidiaries or Affiliates, breach of fiduciary duty or disregard or violation of rules, policies or procedures of the Company or any of its Subsidiaries or Affiliates, an unauthorized disclosure of any trade secret or confidential information of the Company or any of its Subsidiaries or Affiliates, any conduct constituting unfair competition, or inducing any customer to breach a contract with the Company or any of its Subsidiaries or Affiliates, in each case as determined by the Committee in its good faith discretion.

9. No Right to Continued Employment.

None of the Restricted Stock Units nor any terms contained in this Agreement shall confer upon the Participant any express or implied right to be retained in the employ of the Company or any Subsidiary or Affiliate for any period, nor restrict in any way the right of the Company or any Subsidiary or any Affiliate, which right is hereby expressly reserved, to terminate the Participant’s employment at any time for any reason. For the avoidance of doubt, this Section 9 is not intended to amend or modify any other agreement, including any employment agreement, that may be in existence between the Participant and the Company or any Subsidiary or Affiliate.

10. The Plan.

In consideration for this grant, the Participant agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on Fidelity NetBenefits® at www.netbenefits.com under Plan Information and Documents. A paper copy of the Plan and the prospectus shall be provided to the Participant upon the Participant’s written request to the Company at First American Financial Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify.

11. Compliance with Laws and Regulations.

(a) The Restricted Stock Units and the obligation of the Company to sell and deliver Shares hereunder shall be subject in all respects to (i) all applicable Federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable. Moreover, the Company shall not deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of Shares upon any national securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company shall not be required to deliver any certificates for Shares to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

© First American Financial Corporation 2010

(b) It is intended that the Shares received in respect of the Restricted Stock Units shall have been registered under the Securities Act. If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 under the Securities Act (“Rule 144”), the Participant may not sell the Shares received except in compliance with Rule 144. Certificates representing Shares issued to an “affiliate” of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with Federal and state securities laws.

(c) If, at any time, the Shares are not registered under the Securities Act, and/or there is no current prospectus in effect under the Securities Act with respect to the Shares, the Participant shall execute, prior to the delivery of any Shares to the Participant by the Company pursuant to this Agreement, an agreement (in such form as the Company may specify) in which the Participant represents and warrants that the Participant is purchasing or acquiring the shares acquired under this Agreement for the Participant’s own account, for investment only and not with a view to the resale or distribution thereof, and represents and agrees that any subsequent offer for sale or distribution of any kind of such Shares shall be made only pursuant to either (i) a registration statement on an appropriate form under the Securities Act, which registration statement has become effective and is current with regard to the Shares being offered or sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale of such Shares, obtain a prior favorable written opinion, in form and substance satisfactory to the Company, from counsel for or approved by the Company, as to the applicability of such exemption thereto.

12. Notices.

All notices by the Participant or the Participant’s assignees shall be addressed to The First American Corporation, 1 First American Way, Santa Ana, California 92707, Attention: Incentive Compensation Plan Administrator, or such other address as the Company may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Company’s records.

13. Severability.

In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

14. Other Plans.

The Participant acknowledges that any income derived from the Restricted Stock Units shall not affect the Participant’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Subsidiary or Affiliate. For purposes of the Company’s Executive Supplemental Benefit Plan and Management Supplemental Benefit Plan, as the same may be amended from time to time, the Restricted Stock Units (and Dividend Equivalents paid with respect thereto) shall not be included in or otherwise be deemed to be “Covered Compensation”.

© First American Financial Corporation 2010

15. Section 409A.

The provisions of this Agreement shall be construed and interpreted to be exempt from or comply with Section 409A of the Code so as to avoid the imposition of any penalties, taxes or interest thereunder.

FIRST AMERICAN FINANCIAL CORPORATION

By:
Name:
Title:

Date:	[Grant Date]

Acknowledged and agreed as of the Date of Grant:

Printed Name:	[Participant Name]

Date:	[Acceptance Date]

© First American Financial Corporation 2010